Exhibit 10.39

January 19, 2015

Dan McDevitt

[address 1]

[address 2]

Dear Dan,

Congratulations!  This will confirm HD Supply’s offer of General Counsel and Corporate Secretary effective January 27, 2015.   In your role, you will report direct line to me and dotted line to Evan Levitt, enabling segregation of duties and absolute compliance intensity through the CEO office, and a seamless integration of the legal team’s value creation efforts with our other functional activities.

HD Supply strives to create a challenging and rewarding environment where our associates can build their best lives.  With endless opportunities to grow, we come together as One Team to drive excellence within ourselves and the company.  We’re incredibly proud of all HD Supply has accomplished, and we know our associates are the reason we’ve been so successful.

Please find below the details of the offer being extended to you.  Unless otherwise stated, all other terms of your employment will remain the same.

This position is full time.  Your initial base annual salary will be $300,000 payable in equal bi-weekly installments, which will be subject to applicable tax, voluntary and court-ordered withholding.  Your pay location and method of payment will be via direct deposit to a financial institution of your choice; please consult with your HR Partner if an alternative payment method is desired.

In addition to your base salary, you will continue to participate in the Annual Incentive Plan, which provides a target incentive of 50% of your base salary.  Your actual payout will be calculated based on performance which may include Company performance, line of business performance and/or individual performance.  The incentive, if any, will be prorated based on the amount of time in your new position.  To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.  The Company reserves the right to change these plans at any time.

In addition to your base salary and Annual Incentive Plan, you will continue to participate in the Management Equity Plan (MEP), subject to Board approval.  You will be provided an opportunity to receive equity in the form of stock options and/or restricted shares at the next compensation committee meeting scheduled for March 2015.  The 2015 equity amount will be approximately 65% of your new base salary. This equity grant will vest pro rata over four years beginning after the board approval.  The number of shares of options and/or restricted stock will be based on the price of the stock at the time of the official grant.  We will provide a copy of the award agreement to you once the actual grant has been made.

You will also now be eligible to participate in the Executive Physical program with Emory Executive Health in Atlanta.  This program offers a comprehensive history and physical exam on an annual basis with some of Emory’s top physicians.

Rev. 3/09

You agree that, during the time you are employed by the Company and for a period of one (1) year following the date your employment is terminated (“Termination Date”), regardless of the reason, you will not, directly or indirectly, (i) solicit or attempt to solicit any business from any of the Company’s customers or suppliers related to the HD Supply’s Business existing as of the date of your termination or during the one-year period prior to the date of your termination with whom you had material contact, including any actively sought perspective customers or suppliers of the HD Supply’s Business, for the purposes of providing products or services that are competitive with those provided by the HD Supply’s Business; or (ii) solicit any person or entity who is an employee of the Company to terminate his, her, or its relationship with the Company without prior written approval of a duly authorized officer of the Company.

You also agree that you will not, for a period of one (1) year following the Termination Date (“Non-competition Period”), enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services in the same or similar manner as you perform for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in any state in which you have worked for the Company prior to the Termination Date.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time.

Sincerely,

/s/ Joe DeAngelo

Joe DeAngelo
Chief Executive Officer

JD/clw

Enclosures

pc:              Deirdre Force

I accept this offer of employment.

/s/ Dan S. McDevitt	January 19, 2015
Dan McDevitt	Date